Exhibit 99.1

Checkpoint Therapeutics Reports Second Quarter 2020 Financial Results and Recent Corporate Highlights

New York, NY – August 5, 2020 – Checkpoint Therapeutics, Inc. (“Checkpoint”) (NASDAQ: CKPT), a clinical-stage immunotherapy and targeted oncology company focused on the acquisition, development and commercialization of novel treatments for patients with solid tumor cancers, today announced financial results for the second quarter ended June 30, 2020, and recent corporate highlights.

James F. Oliviero, President and Chief Executive Officer of Checkpoint, said, “We continue to advance the development of cosibelimab, our potential best-in-class anti-PD-L1 antibody product candidate, towards the completion of its registration-enabling study in metastatic cutaneous squamous cell carcinoma (“mCSCC”). The trial is currently over 50% enrolled, with full enrollment anticipated around year-end. With a potential favorable safety profile and a plan to commercialize at a substantially lower price, we believe cosibelimab can be a market disruptive product in the $25 billion PD-(L)1 class.” Mr. Oliviero continued, “We look forward to presenting updated interim safety and efficacy data from our ongoing mCSCC trial at the European Society for Medical Oncology (“ESMO”) Virtual Congress 2020 that will supplement the encouraging data previously reported, which included a 50% objective response rate for cosibelimab by investigator assessment in the first 14 mCSCC patients, including one complete response.”

Recent Corporate Highlights:

•	In July 2020, Checkpoint announced that an abstract highlighting updated interim safety and efficacy data from the ongoing registration-enabling clinical trial of cosibelimab in patients with mCSCC was accepted for e-poster presentation at the ESMO Virtual Congress 2020, to be held September 19-21, 2020.
•	In April 2020, Checkpoint announced that the U.S. Patent and Trademark Office issued a composition of matter patent for cosibelimab. U.S. Patent No. 10,590,199 specifically covers the antibody, cosibelimab, or a fragment thereof, providing protection through at least May 2038, exclusive of any additional patent-term extensions that might become available.

Financial Results:

•	Cash Position: As of June 30, 2020, Checkpoint’s cash and cash equivalents totaled $21.9 million, compared to $26.1 million as of December 31, 2019, a decrease of $4.2 million year-to-date. Cash and cash equivalents as of June 30, 2020 does not include approximately $5.0 million of net proceeds from the utilization of the Company’s At-the-Market Issuance Sales Agreement during the third quarter of 2020.
•	R&D Expenses: Research and development expenses for the second quarter of 2020 were $3.0 million, compared to $4.1 million for the second quarter of 2019, a decrease of $1.1 million. Research and development expenses for the second quarters of 2020 and 2019 each included $0.2 million of non-cash stock expenses.
•	G&A Expenses: General and administrative expenses for the second quarter of 2020 were $1.7 million, compared to $1.8 million for the second quarter of 2019, a decrease of $0.1 million. General and administrative expenses for the second quarters of 2020 and 2019 each included $0.7 million of non-cash stock expenses.
•	Net Loss: Net loss attributable to common stockholders for the second quarter of 2020 was $4.6 million, or $0.09 per share, compared to a net loss of $4.8 million, or $0.15 per share, in the second quarter of 2019.

About Checkpoint Therapeutics

Checkpoint Therapeutics, Inc. (“Checkpoint”) is a clinical-stage immunotherapy and targeted oncology company focused on the acquisition, development and commercialization of novel treatments for patients with solid tumor cancers. Checkpoint is evaluating its lead antibody product candidate, cosibelimab, a potential best-in-class anti-PD-L1 antibody licensed from the Dana-Farber Cancer Institute, in an ongoing global, open-label, multicohort Phase 1 clinical trial in checkpoint therapy-naïve patients with selected recurrent or metastatic cancers, including ongoing cohorts in locally advanced and metastatic cutaneous squamous cell carcinoma intended to support one or more applications for marketing approval. In addition, Checkpoint is evaluating its lead small-molecule, targeted anti-cancer agent, CK-101, a third-generation epidermal growth factor receptor (“EGFR”) inhibitor, as a potential new treatment for patients with EGFR mutation-positive non-small cell lung cancer. Checkpoint is headquartered in New York City and was founded by Fortress Biotech, Inc. (NASDAQ: FBIO). For more information, visit www.checkpointtx.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. Such statements include, but are not limited to, any statements relating to our plans to submit one or more Biologics License Applications and seek approvals for cosibelimab, statements regarding the potential differentiation of cosibelimab, including a potentially favorable safety profile as compared to the currently available anti-PD-1 therapies, statements relating to the half-life and functional Fc domain of cosibelimab translating into potential enhanced efficacy, statements relating to the timing of the completion of enrollment and full top-line results, statements relating to how long we believe our cash will fund our operations, any statements relating to our growth strategy and product development programs, and any other statements that are not historical facts. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: risks that regulatory authorities will not accept an application for approval of cosibelimab based on data from the ongoing Phase 1 study; risks relating to our growth strategy; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; risks relating to the results of research and development activities; risks relating to the timing of starting and completing clinical trials; uncertainties relating to preclinical and clinical testing; our dependence on third-party suppliers; our ability to attract, integrate and retain key personnel; the early stage of products under development; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our Securities and Exchange Commission filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

Company Contacts:

Jaclyn Jaffe and William Begien

Checkpoint Therapeutics, Inc.

(781) 652-4500

ir@checkpointtx.com

Investor Relations Contact:

Ashley R. Robinson

Managing Director, LifeSci Advisors, LLC

(617) 430-7577

arr@lifesciadvisors.com

Media Relations Contact:

Tony Plohoros

6 Degrees

(908) 591-2839

tplohoros@6degreespr.com

CHECKPOINT THERAPEUTICS, INC.

BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$21,924	$26,077
Prepaid expenses and other assets	719	863
Other receivables - related party	42	26
Total current assets	22,685	26,966
Total Assets	$22,685	$26,966

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$6,674	$7,257
Accounts payable and accrued expenses - related party	1,037	862
Total current liabilities	7,711	8,119
Total Liabilities	7,711	8,119

Commitments and Contingencies

Stockholders' Equity
Common Stock ($0.0001 par value), 95,000,000 shares authorized
Class A common shares, 7,000,000 shares issued and outstanding as of June 30, 2020 and December 31, 2019	1	1
Common shares, 50,980,004 and 47,004,764 shares issued and outstanding as of June 30, 2020 and December 31, 2019, respectively	5	5
Common stock issuable, 0 and 1,459,305 shares as of June 30, 2020 and December 31, 2019, respectively	-	2,510
Additional paid-in capital	143,005	136,442
Accumulated deficit	(128,037)	(120,111)
Total Stockholders’ Equity	14,974	18,847
Total Liabilities and Stockholders’ Equity	$22,685	$26,966

CHECKPOINT THERAPEUTICS, INC.

STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2020	2019	2020	2019
Revenue - related party	$42	$1,051	$1,014	$1,403

Operating expenses:
Research and development	3,029	4,120	5,664	8,701
General and administrative	1,687	1,758	3,365	3,461
Total operating expenses	4,716	5,878	9,029	12,162
Loss from operations	(4,674)	(4,827)	(8,015)	(10,759)

Other income
Interest income	29	35	89	77
Total other income	29	35	89	77
Net Loss	$(4,645)	$(4,792)	$(7,926)	$(10,682)

Loss per Share:
Basic and diluted net loss per common share outstanding	$(0.09)	$(0.15)	$(0.15)	$(0.33)

Basic and diluted weighted average number of common shares outstanding	51,802,451	32,704,590	51,338,963	32,475,465